Exhibit 5.1

May 20, 2022

FreightCar America, Inc.

125 S. Wacker Dr.

Suite 1500

Chicago, Illinois 60606

Re:     Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel for FreightCar America, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Company’s registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale of an aggregate of up to 1,675,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), issuable pursuant to the terms and in the manner set forth in the FreightCar America, Inc. 2022 Long Term Incentive Plan (the “Plan”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering the opinion set forth below, we have examined and relied upon such certificates, corporate records, agreements, instruments and other documents that we considered necessary or appropriate as a basis for the opinion, including (i) the Registration Statement, (ii) the Certificate of Incorporation of the Company, as amended, (iii) the Third Amended and Restated By-laws of the Company and (iv) the Plan. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued, sold and delivered pursuant to the terms and in the manner set forth in the Plan, and assuming that the Shares have been and remain duly reserved for issuance within the limits of the Common Stock then remaining authorized but unissued, will be validly issued, fully paid and nonassessable.

FreightCar America, Inc.

May 20, 2022

The foregoing opinion is based upon and limited to the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). We express no opinion herein as to any other laws, statutes, regulations or ordinances.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Act.

Very truly yours,

/s/ Winston & Strawn LLP